                                  EXHIBIT 12.1

                         LIONS GATE ENTERTAINMENT CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
FIVE YEARS ENDED MARCH 31, 2004 AND NINE MONTHS ENDED DECEMBER 31, 2004 AND 2003
             (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND WHERE NOTED)



                                                                                                              Nine Months Ended
                                                                Fiscal Year Ended March 31,                      December 31,
                                                --------------------------------------------------------    --------------------
                                                  2004         2003       2002        2001        2000        2004        2003
                                                --------    --------    --------    --------    --------    --------    --------
Net income (loss) before income taxes,
  excluding equity interests in
  unconsolidated subsidiaries, write down
  of equity interests, gain on dilution
  of equity interests, gain on sale of
  equity interests, other equity interests
  and minority interests in consolidated
  subsidiaries ................................ $(89,554)   $   379    $(15,356)   $10,206    $ 3,467    $ 1,280    $(46,496)
Interest capitalized ..........................   (1,300)      (300)     (2,200)    (1,500)    (2,400)      (678)       (982)
Fixed charges .................................   16,409      9,901      11,635     10,283      6,304     20,822      10,593
                                                --------    -------    --------    -------    -------    -------    --------
TOTAL EARNINGS................................. $(74,445)   $ 9,980    $ (5,921)   $18,989    $ 7,371    $21,424    $(36,885)
                                                ========    =======    ========    =======    =======    =======    ========

FIXED CHARGES:
Interest expense, amortization and write-off
  of deferred financing costs ................. $ 14,342    $ 9,034    $  8,735    $ 8,116    $ 3,471    $19,388    $  9,357
Estimate of interest within rent expense ......      767        567         700        667        433        756         254
Interest capitalized ..........................    1,300        300       2,200      1,500      2,400        678         982
                                                --------    -------    --------    -------    -------    -------    --------
TOTAL FIXED CHARGES ........................... $ 16,409    $ 9,901    $ 11,635    $10,283    $ 6,304    $20,822    $ 10,593
                                                ========    =======    ========    =======    =======    =======    ========
RATIO OF EARNINGS TO FIXED CHARGES ............       --(1)    1.01          --(2)    1.85       1.17       1.03          --(3)
                                                ========    =======    ========    =======    =======    =======    ========


(1) Earnings were insufficient to cover fixed charges by $ 90,854
(2) Earnings were insufficient to cover fixed charges by $ 17,556
(3) Earnings were insufficient to cover fixed charges by $ 47,478